QuickLinks -- Click here to rapidly navigate through this document

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective
Amendment No. 1
to
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The Cobalt Group, Inc.
(Exact name of issuer as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	91-1674947 (I.R.S. Employer Identification Number)

2200 First Avenue South Seattle, Washington (Address of principal executive offices)	98134 (zip code)

The Cobalt Group, Inc. 1995 Stock Option Plan, as amended
The Cobalt Group, Inc. 1999 Employee Stock Purchase Plan
(Full title of the plans)

Lee J. Brunz
Vice President, General Counsel and Secretary
The Cobalt Group, Inc.
2200 First Avenue South
Seattle, Washington 98134
Tel.: (206) 269-6363
Fax: (206) 269-6350
(Name and address, including zip code, of agent for service)
(Telephone number, including area code, of agent for service)

COPY TO:
John D. Kauffman, Esq.
Stoel Rives LLP
3600 One Union Square
Seattle, Washington 98101

EXPLANATORY NOTE

    Pursuant to a Form S-8 registration statement (File No. 333-86667) (the "Registration Statement") filed with the Securities and Exchange Commission on September 7, 1999, The Cobalt Group, Inc. (the "Company") registered 3,941,000 shares of its common stock ("Common Stock"), $0.01 par value per share, issuable in connection with the Company's 1995 Stock Option Plan, as amended, and the Company's 1999 Employee Stock Purchase Plan.

    On November 13, 2001, the Company consummated a going-private merger (the "Merger") with Cobalt Acquisition Corporation, a wholly-owned subsidiary of Warburg, Pincus Equity Partners, L.P. ("Warburg Pincus"). The merger was approved by the Company's shareholders at a special meeting of shareholders held on November 13, 2001. As a result of the Merger, each outstanding share of the Company's Common Stock, other than shares owned by Warburg Pincus, certain members of the Company's management and certain other of the Company's shareholders, has been converted, subject to any perfected appraisal rights, into the right to receive $3.50 in cash, without interest.

    As a result of the Merger, the Company delisted its Common Stock from the Nasdaq Stock Market and has filed to deregister its Common Stock under the Securities Exchange Act of 1934.

    The purpose of this Post-Effective Amendment No. 1 to the Registration Statement is to terminate the Registration Statement and to deregister all of the shares of Common Stock originally registered thereby which remain outstanding as of such termination.

SIGNATURES

    Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Seattle, Washington, on November 13, 2001.

THE COBALT GROUP, INC.

By:	/s/ JOHN W.P. HOLT Name: John W.P. Holt Title: President & Chief Executive Officer

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Capacity	Date
/s/ HOWARD A. TULLMAN Howard A. Tullman	Chairman of the Board	November 13, 2001
/s/ JOHN W.P. HOLT John W.P. Holt	President, Chief Executive Officer and Director (Principal Executive Officer and Principal Financial Officer)	November 13, 2001
/s/ GEOFFREY T. BARKER Geoffrey T. Barker	Director	November 13, 2001
Joseph P. Landy	Director
Mark T. Koulogeorge	Director
/s/ ERNEST H. POMERANTZ Ernest H. Pomerantz	Director	November 13, 2001
J.D. Power, III	Director

Director

QuickLinks

EXPLANATORY NOTE
SIGNATURES